Exhibit 10.1

Dated this 1st day of January 2012

GODLENWAY INVESTMENTS HOLDINGS LIMITED

and

GOLDENWAY PRECIOUS METALS LIMITED

________________________________________________

     SERVICE MAINTENANCE AGREEMENT
________________________________________________

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SERVICE MAINTENANCE AGREEMENT

THIS AGREEMENT is dated the 1st day of January 2012 and is made

BETWEEN

(1)	GOLDENWAY INVESTMENTS HOLDINGS LIMITED whose is situated at Room 3702-3704, Tower 6, Gateway Arcade, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong ("GWHK"); and

(2)	GOLDENWAY PRECIOUS METALS LIMITED whose is situated at Suite 1209, 12/F, Tower 1, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong. ("GWPM").

BACKGROUND

(A)

The parties have entered into a Service Level Agreement on the 1st day of January 2012 in relation to provide support services for the precious metals trading platform ("Service Level Agreement"). GWHK has agreed to provide the annual maintenance Services as set out in Schedule 1 of this Agreement to GWPM upon the terms and conditions set out in this Agreement.

(B)	GWPM has agreed to pay GWHK the Fee for the Services.

In consideration of the mutual promises contained in this Agreement, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

For the purpose of this Agreement, the following words shall have the following meanings:

Commencement Date means the 1st day of January 2012

Equipment means the items of computer hardware owned by GWPM.

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Fees means all payments and fees payable by GWPM to GWHK as specified under Clause 3.

Independent Contractor means any third party with whom GWHK contracts for the provision of Services to GWPM.

Services means the precious metals trading platform maintenance services set out in Schedule 1 to this Agreement.

Licensed Software means the object code version of the computer software programs the object code version of the computer software programs and codes provided by GWHK and the associated Documentation, together with all fixes, corrections, and Updates thereof, if any, when and as released, that GWHK provides to GWPM under this Agreement or any Maintenance Agreement.

System means the Equipment, the Third Party Licensed Programs, Licensed Software and all other telecommunications hardware and software of GWPM and all other telecommunications hardware and software of GWPM and all components thereof as the same may be modified, added to or replaced during the Term of this Agreement.

Term shall mean the term of this Agreement set out in Clause 9.

Third Party Licence means the contracts with third parties entered into by GWPM or is necessary for GWPM to enter into in connection with GWPM's right to use Third Party Licensed Programs.

Third Party Licensed Programs means the software programs listed in Schedule 2 which are licensed to GWPM by third parties and any other third party software program which GWPM’ users need to enter into in connection with the use of the Licensed Software.

2.	PROVISION OF SERVICES

2.1

In consideration of the payment of the Fees by GWPM, GWHK agrees with effect from the Commencement Date to supply the Services to GWPM in accordance with the terms and conditions stated in this Agreement.

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2.2	GWHK shall use its reasonable skills and care in the performance of the Services.

3.	FEES

3.1	Payment of Fees

	3.1.1	In consideration of the provision by GWHK of the Services, GWPM shall pay GWHK the following fees:

		i.	Initial setup fee of HKD 2,000,000 , details are shown as below:

Description	Amount HKD
Production Setup for GETS Module	353,317
Network Setup for GETS Module	55,320
Backup Implementation for GETS Module	79,580
BCP Implementation for GETS Module	603,228
Production Setup for MT5 Module	230,000
DEMO setup for MT5 Module	119,589
Network Setup for MT5 Module	120,360
Purchase for Desktop (HKD6,000 x 45)	270,000
Licenses for SQL Server Databases (HKD45460 x 4)	181,840
Total:	2,013,234 Says, 2,000,000

The above setup fee of the platforms will be amortised over their useful lives of 5 years.

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ii.	A monthly service maintenance fee of HKD 120,000, details are shown as below:

Description	Amount HKD
Service Maintenance For GETS Module (Based on GWFX Ringus Agreement with same level of services at office hours)	22,000
Service Maintenance For MT5 Module	23,500
Network Infrastructure Maintenance	68,560
Total:	114,060 Says, 120,000

iii.

For supplemental additional or ad hoc services not included in Schedule 1 (including requests for special projects, consultancy, customization etc.) separate fees will be quoted by GWHK according to its then current rates and charges.

iv.

For core services hours is Monday to Friday 0800–2000 HK local time (excluding HK Public Holidays), all severity code incidents will be responded to. All hours outside of Core Hours of Service. Severity 1 incidents only will be responded to. Additional fees will be charged if involved with GWHK subcontractors’ services.

v.	If travel or accommodation costs are incurred in the provision of the Services, GWPM shall pay such costs in addition to the above Fees.

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3.1.2

GWHK shall have the right to increase the monthly fee or the overtime fee as set out in Clause 3.1.1 above upon giving GWPM thirty (30) days prior written notice. If GWPM disagrees with the fee increase, the parties shall negotiate in good faith to agree on an acceptable increase. If the parties cannot agree on a fee after good faith discussion, GWPM shall have a right to terminate the agreement by giving written notice to GWHK. No payments made or due shall be refundable.

3.1.3

GWPM shall be solely responsible for all costs of any additional equipment required by GWPM (including any additional hardware, software, parts or communication line, etc.) in connection with the use of the Licensed Software.

3.2	Payment Due

	3.2.1	The monthly fees referred to in 3.1.1(i) shall be due one month in advance and payable on the 1st day of each preceding month.

	3.2.2	For all other additional charges, fees or payment shall be made within fifteen (15) days upon receipt of GWHK's invoice by GWPM.

3.2.3

Without prejudice to any other rights or remedies GWHK may have, if GWPM fails to pay any Fees when due and payable, GWHK reserves the right to charge interest on the late payment at the rate of one and one half percent (1.5%) per annum. Furthermore, GWHK reserves the right to suspend the provision of Services if any Fees are overdue and if such default is not cured within ten (10) days from the receipt of written notice given by GWHK regarding such default.

3.2.4

If GWPM fails to pay the Fees in a full and timely manner, GWHK shall have the right to suspend operations as set out in the Service Level Agreement. Further, upon due payment of the Fees, GWHK shall have the right to enable the continuous supporting services.

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3.2.5

If GWPM disputes any portion of any Fees (other than the monthly fee) in good faith, GWPM must provide written notice of such dispute, including nature of the dispute, within seven (7) days from the date of receipt of the invoice issued by GWHK. Failure to provide timely written notice of any dispute within the timeframe stipulated will be deemed a waiver of GWPM's right to dispute that charge.

4.	INDEPENDENT CONTRACTORS

4.1

GWHK may retain any independent contractors of its choice to supply the services to GWPM but shall use its reasonable endeavours to ensure compliance by its Independent Contractors of the Agreement in respect of any Services supplied by an Independent Contractor. GWPM shall cooperate with the Independent Contractor.

5.	THIRD PARTY LICENCE

5.1

This Agreement shall be subject to the due licence, assignment, transfer, continuation or extension of the Third Party Licences to GWPM in accordance with the terms and conditions of the Third Party Agreements.

5.2

GWPM shall be solely responsible for obtaining such assignment, transfer, continuation or extension of the Third Party Licences to GWPM and for any additional costs incurred in relation to such assignment, transfer, continuation or extension.

6.	GWPM AND GWHK RESPONSIBILITIES AND OBLIGATIONS

6.1	GWPM shall ensure that the following are made available to GWHK:

	(a)	access to all System;

	(b)	all relevant documents necessary to perform the Services;

	(c)	use of computers, communication facilities and other equipment;

	(d)	reasonable on-site facilities at GWPM's premises.

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6.2

GWPM shall cooperate with and comply at its own cost with GWHK's reasonable requirements or directions in relation to the supply of Services and use of the System. GWHK shall use its reasonable endeavours to ensure that the provision of the Services shall be in a good and workmanlike manner.

6.3

Alterations and additions to or in connection with any of the System may only be carried out by GWHK or it’s appointed independent contractors and no liability whatsoever shall be accepted by GWHK for any alterations or additions carried out in contravention of this Clause or any effect such alterations or additions may have.

7.	LIABILITY

7.1

GWPM agrees that GWHK’s liability, if any, for any loss and damage including but not limited to any liability arising out of contract and tort, shall not exceed an amount equivalent to one month monthly fee as stated under Clause 3.1.1. The parties agree that this is a fair and genuine estimate of loss in light of the amount of Fees charged by GWHK.

7.2

GWHK does not represent or warrant that the operation and maintenance of the System will be error free and uninterrupted nor does GWHK provide any other representations or warranties (whether express or implied) in relation to its Services not expressly provided in this Agreement, but does warrant that it will use its reasonable endeavours to find and correct all fundamental programming errors.

7.3

GWPM warrants to GWHK that GWPM has not been induced to enter into this Agreement by any prior representations or warranties, whether oral or in writing, except as specifically contained in this Agreement and to the furthest extent permissible by applicable law, GWPM hereby irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation not contained in this Agreement or for breach of any warranty not contained herein and/or to rescind this Agreement.

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8.	INDEMNITY

8.1

GWPM shall fully indemnify GWHK against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which GWHK pays, suffers, incurs or is liable for in respect of any breach by GWPM of its obligations under this Agreement or its use of the Licensed Software or System which is not in accordance with GWHK’s directions or its Independent Contractor License Agreement.

8.2

Subject to the provision of Clause 7.1 herein, GWHK shall fully indemnify GWPM against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which Customer pays, suffers, incurs or is liable for in respect of any breach by GWHK’s or its independent contractor of its obligations under this Agreement.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the Commencement Date. The term is perpetual unless terminated in accordance with Clause 9.2 below.

9.2	Notwithstanding the above, GWHK may terminate this Agreement if:

	(a)	any payment due from GWPM to GWHK under this Agreement remains unpaid for a period of thirty (30) days from the due date; or

	(b)	an administrator, receiver or liquidator is appointed with respect to GWPM or any of its assets or if GWPM is unable to pay its debts or carry on its business; or

	(c)	GWPM is in breach of any term of this Agreement and the breach is not remedied within fifteen (15) days of notice from GWHK; or

	(d)	if the provision of precious metals trading platform is terminated for any reason, this Agreement shall immediately terminate.

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9.3	Effect of Termination

(a)

Any termination of this Agreement for any reason shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party.

(b) Clauses 10 and 11 shall survive termination.

(c) Upon termination of this Agreement, the Service Level Agreement shall also be automatically terminated,

(d)

If GWHK ceases to operate its business in relation to the Licensed Software, GWPM shall have the right to sign the service maintenance agreements with GWHK’s independent contractors that supply the services to GWPM directly without paying the monthly fee stated in Clause 3.1.1 to GWHK once the new service maintenance agreements commence.

10.	CONFIDENTIALITY

10.1

Each party agrees to keep confidential all information (whether written or oral) concerning the business and affairs of the other party that it shall have obtained or received as the result of entering into or the performance of this Agreement and shall not without the written consent of the other party disclose the information in whole or in part to any other person including any employees, agents and subcontractors of its affiliates involved in the provision of this Services or disclosure to companies within the GWHK’s group of companies or related companies except where (a) such information is in the public domain, (b) such information was in the lawful possession of the receiving party prior to receiving the information or (c) required by CGSE rules and regulations.

11.	INTELLECTUAL PROPERTY

Any intellectual property rights created as a result of the provision and delivery of the Services in respect of GWHK, shall remain the sole and exclusive property of GWHK unless otherwise agreed in writing between the parties.

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12.	FORCE MAJEURE

GWHK shall be under no liability to GWPM in respect of anything which, apart from this provision, may constitute breach of this Agreement arising by reason of force majeure, namely, circumstances beyond the control of GWHK which shall include (but shall not be limited to) acts of God, perils of the sea or air, fire, flood, drought, epidemic, explosion, sabotage, accident, embargo, riot, civil commotion, including acts of local government and parliamentary authority; breakdown of equipment and labour dispute of whatever nature and for whatever cause arising including (but without prejudice to the generality of the foregoing) strike and lockout.

13.	NOTICES

13.1

Any notice given under this Agreement must be in writing signed by an officer of the party addressed to the other party at the address stated at the beginning of this Agreement, as may be amended by the parties from time to time by notice in writing.

13.2

Notice will be taken to have been given or made (a) in the case of delivery in person or by hand or by post when delivered, received or left at the above address or (b) in the case of facsimile, on receipt by the recipient unless the recipient notifies the sender within two (2) hours after transmission is received that the transmission is illegible.

14.	VARIATION

Any variation of any terms of this Agreement must be in writing signed by authorized representatives of both parties.

15.	ASSIGNMENT OR CHANGE OF CONTROL

15.1

The rights and obligations of the parties to this Agreement are personal and may not be assigned, transferred, licensed to any third party except as permitted under this agreement or with the prior written consent of the other party which consent shall not be unreasonably withheld,

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15.2

Where there is any change in ownership or control of GWPM, GWHK agrees to continue to provide Services to Customer provided that the parties shall enter into a new Service Maintenance Agreement which terms and conditions shall be agreed between the parties.

16.	SEVERABILITY

16.1

If, but only to the extent, that any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then all parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.

16.2	If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

17.	WAIVER

Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof or subsequent instance or breach.

18.	NO AGENCY OR PARTNERSHIP

Each party to this Agreement acts as an independent contractor of the other. This Agreement does not constitute any party the agent or employee of another or imply that the parties intend constituting a partnership joint venture or other form of association in which any party may be liable for the acts or omissions of another.

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19.	GOVERNING LAW

This Agreement shall be governed by subject to, and interpreted in accordance with the Laws of Hong Kong. The parties hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

20.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties in relation to the subject matter and supersedes all previous agreements, communications and representations, whether oral or written.

IN WITNESS WHEREOF, the parties cause this Agreement to be executed by their duly authorised representatives identified below.

GOLDENWAY INVESTMENTS HOLDINGS LIMITED	GOLDENWAY PRECIOUS METALS LIMITED

By: /s/Jason Chen Zhong	By:/s/ Ricky Wai Lam Lai
Name: Jason Chen Zhong	Name:Ricky Wai Lam Lai
Title: Head of Information Technology	Title: Director
Date: 1st Jan, 2012	Date: 1st Jan, 2012

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SCHEDULE 1
Annual Maintenance Services

1.	Standards and Obligations

Obligation. GWHK shall respond, in accordance with this Schedule 1, to problems encountered by GWPM which represent material deviations of the Licensed Software from the specifications contained in the Documentation (each, an "Error'). GWHK will provide support as set out in Clause 3 of the Service Level Agreement from its offices. GWPM will use commercially reasonable efforts to reproduce Errors in order to assist GWHK in its efforts to resolve such Errors.

Supported Platforms. GWHK supports those platforms and associated compilers set forth on Annex 1 to this Schedule 1 (each, a "Supported Platform"). GWHK reserves the right to modify the list of platforms and associated compilers that it supports on a quarterly basis, provided, however, that GWHK will continue to support any listed platform until the date which is one (1) month following the termination of support for the listed release by the platform vendor. At the discretion of GWHK, GWPM may receive support services from GWHK for any platform other than a Supported Platform pursuant to a separate written agreement between GWPM and GWHK which may require additional payments by GWPM to GWHK in consideration of hardware and/or other costs and expenses necessary to provide such services to Customer. Annex 1 to this Schedule 1 represents the recommended release levels of the Supported Platforms, including associated compilers (if applicable) as of the Effective Date.

Exclusions. Without limitation, GWHK shall have no obligation under this Schedule 1 in connection with any deviation: (a) relating to any platform other than Supported Platform; (b) in or attributable to any hardware or other equipment, programs or data used in conjunction with the Licensed Software or to any other reason external to the Licensed Software; or, (c) resulting from the actions or omissions of GWPM or any third party.

Updates. GWHK shall provide to GWPM, as and when received by GWHK, all updates to the Licensed Software that independent contractors provide, at no additional charge, to all licensees entitled to receive the support services from GWHK as described in this Schedule 1.

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Expenses. GWPM will pay its own telephone, travel, lodging and other out-of-pocket expenses that it may incur in connection with its receipt the support services described in this Schedule 1. If support services beyond those described in this Schedule 1 become necessary, GWHK may charge GWPM for such additional support at GWHK's then-current standard rates and charges.

Severity Levels. GWHK will establish the service severity level of each reported support request that GWPM refers to GWHK for assistance. The priority level of each reported support request shall be classified in accordance as set out in Clause 5 of the Service Level Agreement.

2.	Acknowledgement by GWHK

GWHK will respond to all requests for support reported by GWPM. The support request is determined based on Clause 5.2 of the Service Level Agreement. The notification of incidents is set out in Clause 4 of the Service Level Agreement. If a support request is deemed an Error, GWPM's report of the Error to GWHK will include, if available from the GWPM after due inquiry by GWPM, any and all job listings, program dumps, system log, traces and other output, reports or information that GWHK may reasonably request associated with the Error. GWHK will acknowledge receipt of all Errors within the response times (depending on the Severity Level) set forth in Clause 5.2 of the Service Level Agreement ("Response Times") by contacting GWPM's designated contact by e-mail, telephone, fax or other reliable means of communication, provided that a response to the GWPM employee or agent reporting the Error is deemed to meet this requirement.

3.	Resolution by GWHK

Within the specified Response Times, GWHK will use its reasonable efforts to provide a resolution to each Error based on the Service Level Agreement agreed to between the parties, within the Target Resolution established for the applicable Severity Level.

GWPM Designated Contact will use reasonable efforts to assist GWHK's designated support technician to resolve the Error if the determination of the Error is unclear and impacts the Target Resolution time frames. GWPM shall employ all reasonable efforts to have confirmed that the Error is caused by the operation of the Licensed Software and not the result of any other cause.

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lf an Error cannot be resolved within the applicable Target Resolution Time, GWHK will contact GWPM as soon as such is discovered by GWPM, Subject to Clause 4 of this Schedule 1 below, both parties will use their reasonable efforts to assist each other in resolving the Error to the satisfaction of GWPM.

4.	Response Times

With respect to any support request deemed to be an Error, GWHK will respond to GWPM with an acknowledgement and action plan and commence efforts to provide a resolution in accordance based on the applicable Severity Level as set out in Clause 5 of the Service Level Agreement, after GWPM notifies GWHK of the Error.

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ANNEX 1
To
Schedule 1
Current Supported Platforms

Module	OS	OS Details
GETS BackOffice Servers	Linux	(Environments with java 1.5 support)
GETS FrontOffice Servers	Linux	(Environments with java 1.5 support)
GETS Trading Client Apps	Microsoft Windows	Microsoft Windows XP/Vista/7
Databases Server	Microsoft Windows	Microsoft SQL Server 2008 Standards or higher
MT5 Main Trade Server	Microsoft Windows	Windows Server 2008 Web Edition (32 or 64 bit) or higher
MT5 Trade Servers	Microsoft Windows	Windows Server 2008 Web Edition (32 or 64 bit) or higher
MT5 History Server	Microsoft Windows	Windows Server 2008 Web Edition (32 or 64 bit) or higher
MT5 Backup Server	Microsoft Windows	Windows Server 2008 Web Edition (32 or 64 bit) or higher
MT5 Access Servers	Microsoft Windows	Windows Server 2003 Standard Edition (32 or 64 bit) or higher
MT5 Client Terminals	Microsoft Windows	Microsoft Windows XP/Vista/7

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